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                                                                     Exhibit 5.1



                                 April 25, 2003


GTECH Holdings Corporation
55 Technology Way
West Greenwich, Rhode Island 02817


Ladies and Gentlemen:

         We have acted as special counsel to GTECH Holdings Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by GTECH Holdings Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on April 25, 2003. The Registration Statement relates to the registration under the Securities Act of 1933, as amended, of 1,088,668 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of March 17, 2003 among the Company, certain of its subsidiaries and Interlott Technologies, Inc., a Delaware corporation.

         This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

         In connection with rendering this opinion, we have examined the following documents and records:

         (1) The Certificate of Incorporation of the Company, as amended to date;

         (2)      The By-Laws of the Company, as amended to date;

         (3)      The Merger Agreement;

         (4) The Registration Statement, including the proxy statement/prospectus which forms a part of the Registration Statement; and

         (5) All corporate minutes and proceedings of the Company relating to the issuance of the Common Stock being registered under the Registration Statement.

         We have also made such inquiries and examined, among other things, such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the completeness and authenticity of all
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documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

         We are qualified to practice law in the State of Rhode Island and do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island, the General Corporation Law of the State of Delaware and the federal law of the United States.

         Based upon the foregoing, and subject to the qualifications, limitations, assumptions and exceptions set forth herein, it is our opinion that the shares of Common Stock being registered by the Registration Statement, when issued or delivered in accordance with the terms and conditions of the Merger Agreement upon consummation of the merger to which it relates, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                                   Very truly yours,



                                                   Edwards & Angell, LLP